EXHIBIT 11.1

CPI CORP.
Computation of Per Common Shares Loss - Diluted
(Unaudited)

in thousands, except share and per share data		16 Weeks Ended		40 Weeks Ended
		November 13, 2010	November 14, 2009	November 13, 2010	November 14, 2009
Diluted:
	Net loss applicable to common shares	$(7,713)	$(6,802)	$(2,991)	$(7,901)

Shares:
	Weighted average number of common shares outstanding	9,445,585	9,179,423	9,404,792	9,306,194
	Dilutive effect of exercise of certain stock options	-	- *	- **	- ***
	Less: Treasury stock - weighted average	(2,133,566)	(2,175,591)	(2,133,566)	(2,318,448)

	Weighted average number of common and common
	equivalent shares outstanding	7,312,019	7,003,832	7,271,226	6,987,746

	Net loss per common and common equivalent shares	$(1.05)	$(0.97)	$(0.41)	$(1.13)

*	The effect of stock options in the amount of 839 shares was not considered as the
	effect is antidilutive.

**	The effect of stock options in the amount of 544 shares was not considered as the
	effect is antidilutive.

***	The effect of stock options in the amount of 827 shares was not considered as the
	effect is antidilutive.